Exhibit 10.1
LICENSE AGREEMENT
     This License Agreement (“Agreement”) is entered into as of March 15, 1988 by and between CYBERONICS, INC., a Delaware corporation, having a principal place of business at 827 W. Main Street, League City, TX 77573 (“Licensee”), and DR. JACOB ZABARA, an individual residing at 200 Locust Street, #22F, Philadelphia, PA 19106 (“Licensor”).
     WHEREAS, Licensor owns a patent relating to Neurocyberenetic Prosthesis Technology (U.S. Patent No. 4,702,254) and other pending patent applications and know-how, and technology relating thereto (collectively referred to as the “Technology”); and,
     WHEREAS, Licensee wishes to obtain all exclusive license under the Licensed Patents as hereinafter defined and under the Technology generally to further test and develop the Technology and to manufacture and market products based on such Technology upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the promises and of the mutual covenants hereinafter contained, the parties agree as follows:
     1. Definitions.
          (a) The term “Licensed Patents,” as used in this Agreement, shall mean and include both individually and collectively the United States and foreign patents and patent applications listed in Schedule A attached to this Agreement, such additional United States and foreign patent applications acquired by Licensor on improvements and variations upon inventions disclosed in said listed applications or other inventions “in the field of nerve stimulation, and such additional patent applications as may be filed by Licensor pursuant to Section 7 of this Agreement, all Letters Patent which shall issue on said applications and any division thereof, and all reissues, continuations, or extensions of said Letters Patent.
          (b) The term “Product,” as used in this Agreement, shall mean a product or portion of a product that (i) embodies a device invention claimed in a Licensed Patent (or which had been “claimed” in a Licensed Patent which has been declared invalid), or (ii) which is specifically intended to be used to practice a method claimed in a Licensed Patent (or which had been “claimed” in a Licensed Patent which has been declared invalid) and which is manufactured and sold by or for Licensee (or its sublicensees); provided that at the time and in the territory of manufacture or sale of such Product a Licensed Patent is pending or in force claiming such device or method (or such device or method had been “claimed” in a Licensed Patent previously valid in the territory of manufacture or sale but which has been declared invalid).
     2. Licensor’s Representations & Warranties. Licensor represents and warrants that:
          (a) He owns the Licensed Patents and has the legal power and authority to extend the rights granted to Licensee pursuant to this Agreement and he has not assigned, licensed, pledged or compromised the Licensed Patents or made any commitments or offers inconsistent with or in derogation of the rights created by this Agreement.

          (b) Neither the Licensed Patents nor any claims contained therein have been declared invalid or unenforceable and to the best of Licensor’s knowledge there are no patent infringement suits or asserted patent infringement claims pertaining to the Licensed Patents and there are no suits or claims attacking the validity of any Licensed Patent, and Licensor knows of no basis for any such claim.
          (c) Licensor has no knowledge of any information likely to have a material effect on the validity or enforceability of any Licensed Patent or any claim thereof which was not disclosed to the Patent Office of the respective countries in which Patent Applications were filed during the prosecution of the application from which any Licensed Patent matured or, with respect to pending applications, from which any Licensed Patent may mature.
     3. License.
          (a) Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, upon the terms and conditions herein after specified, the exclusive, worldwide right and license under the Licensed Patents and Technology to further test and develop the Technology, to make, to have made, to use, to sell, to lease, to implant, and to have implanted and otherwise dispose of Products and to sublicense the rights created hereby pursuant to the terms of Section 5 hereof. Such license shall be perpetual unless this Agreement is terminated pursuant to Section 3.0 hereof.
          (b) Any person, firm, or corporation purchasing Products from Licensee or any Sublicensee hereunder, and its successors and assigns, shall automatically enjoy a royalty-free right under the Licensed Patents to implant and/or have implanted and to use the particular Product, and to manufacture, purchase, implant, and use any auxiliary products which may be necessary or desirable to provide a complete implant.
     4. Royalties, Records and Reports.
          (a) Licensee agrees to pay to Licensor, in consideration for the license granted pursuant to this Agreement, royalties on the Net Sales Value (as hereinafter defined) of all Products sold during the term of this Agreement at the rate of six percent (6.0%) on the first $12,000,000 of Net Sales Value and three percent (3.0%) on all Net Sales Value after said $12,000,000, cumulative and not annual, for the life of U.S. Patent No, 4,702,254, including any extensions, renewals, continuations, divisions, or continuations-in-part thereof. Upon expiration of the last to expire of U.S. Patent No. 4,702,254 (including any extensions or renewals thereof) or any continuation, division or continuation-in-part thereof, the royalty rate payable pursuant to this Section 4(a) shall be reduced to two percent (2.0%) on the first $12,00.0,000 of Net Sales Value and one percent (1.0%) on all Net Sales Value after said $12,000,000, cumulative and not annual. It is understood and agreed that Licensee shall have no obligation to make any payment to Licensor under this Section 4(a) or Section 4(d) from and after the date on which all of the Licensed Patents (including any extensions or renewals thereof) have expired or have been declared invalid by any judicial decree, order or final judgment beyond right of further appeal, except royalties at the percentile rate specified in this Section 4(a) or Section 4(b), as the case may be, on the Net Sales Value of Products sold under the license created by Section 3 of this

Agreement prior to such date, and upon such date the license granted by Section 3 hereof shall be fully paid.
          (b) If U.S. Patent No. 4,702,254 and all continuations, divisions, and continuations-in-part thereof are held invalid by any judicial decree, order or final judgment beyond further right i of appeal, the-percentile rate at which royalties shall be payable to Licensor pursuant to Section 4(a) shall be retroactively reduced to two percent (2.0%) on the first $12,000,000 of Net Sales Value and one percent (1.0%) on all Net Sales Value after said $12,000,000 with respect to Products sold after the filing of a claim in a court of competent jurisdiction which claim results in the invalidation of U.S. Patent No. 4,702,254 and all continuations, divisions and continuations-in-part thereof (the “Claim”).
          (c) In the event of U.S. Patent No. 4,702,254 .and all continuations, divisions and continuations-in-part thereof being declared invalid, and notwithstanding anything to the contrary contained herein, no further royalty payments shall be made to Licensor until such time as the aggregate royalties payable on products sold after filing of the Claim at the percentile rate specified in Section 4(b) are equal to the actual aggregate royalties already paid to Licensor on products sold after filing of the claim, at which time royalty payments as provided in this Section 4 shall resume. The right created by this Section 4(c) shall be a right to recover excess royalties paid during the pendency of the claim from future royalties payable to Licensor hereunder only; Licensee shall have no right, claim or cause of action against Licensee to recover such excess royalties from Licensor.
          (d) Licensor agrees to pay Licensee a minimum royalty of $36,000 per year ($12,000 per year if the events specified in Section 4(b) occur), payable on a monthly basis until a Product is first sold and on a quarterly basis thereafter. Payments made pursuant to this Section 4(d) shall be paid at the beginning of the month or quarter, as the case may be, and shall be deducted from any royalties payable pursuant to Section 4(a) and shall not constitute an additional royalty obligation of Licensee.
          (e) The term “Net Sales Value,” as used in this Section 4, shall mean the full amount actually received by Licensee or its sublicensees (exclusive of sales by Licensee to its sublicensees) for Products sold by Licensee or its sublicensees to customers less the sum of the following, where applicable:
     (i) Discounts allowed, commissions paid in lieu of trade discounts, and commissions paid to independent sales representatives or agents, in the amounts customary in the trade;
     (ii) Sales and/or use taxes (or other taxes equivalent thereto), duties or any other taxes or levies directly imposed by any governmental authority upon and with reference to particular sales;
     (iii) Outbound transportation costs prepaid or allowed by way of freight equalization or otherwise;
     (iv) Cartons, packing, and crating charged separately ;

     (v) Amounts refunded, allowed, or credited in connection with shortages, returns, or defective, articles;
          (f) Where proceeds from the sale of Products are received in currency other than United States Dollars, the Net Sales Value of such foreign sales shall be the U.S. Dollar equivalent of such proceeds determined by multiplying the foreign currency actually received by the applicable exchange rate in effect on the last day in the quarter in which such proceeds were received, as published in the Wall Street Journal for such date.
          (g) Only one royalty shall be payable on a Product at the applicable percentile rate specified in Section 4(a) or 4(b), as the case may be, regardless of the number of Licensed Patents or use of Technology under which such Product has been manufactured, used or sold. In those cases where a Product is sold as a part of an article which includes additional materials or components, the production of which does not use the inventions of the Licensed Patents, the Net Sales Value shall be based on the sales price at which Licensee would sell the Product independently of such other materials or components in an arm’s length transaction.
          (h) Licensee agrees to keep full, true, and accurate records and books of account containing all particulars which may be necessary to show the royalties payable to Licensor. Such books of account shall be kept at Licensee’s principal place of business and shall be available, upon thirty (30) days notice, for inspection during business hours, by independent auditors reasonably acceptable to Licensee appointed and paid by Licensor provided, however, that if upon audit it is determined that Licensor is entitled, to., receive an additional royalty amount in excess of five percent (5%) over the amount previously paid during the period subject to “audit, then Licensee shall pay the reasonable fees and expenses of such independent auditors. Such records shall be retained by Licensee for a period of six (6) years following the end of the calendar year to which they pertain; provided, however, that Licensor’s right to inspect such records pursuant to this Section 4(h) shall be limited to the right to inspect records pertaining to the two-year period ending on the close of the calendar quarter immediately preceding such inspection. Only one such inspection shall be made in any calendar year. The auditors shall disclose to Licensor only the gross sales value of Products sold, the deductions therefrom, the Net Sales Value thereof, and the amount of royalties due and payable to Licensor thereon, along with any necessary supporting evidence. Any information obtained by the auditors from any such inspection shall be kept confidential by Licensor and the auditors and shall be used only for the purpose of determining the correctness of the statements of Net Sales value and royalties due and payable to Licensor. The auditors shall be employed expressly upon such terms and conditions.
          (i) Licensee agrees that on or before the 60th day after the close of each of its quarterly accounting periods throughout the term of this Agreement, Licensee shall forward to Licensor a statement, certified by an Officer of Licensee, of the receipts for Products sold by Licensee for which payment is received during the accounting period preceding the period in which each such statement is rendered, the aggregate in each category of deductions which have been made therefrom pursuant to the provisions of section 4(e) above, and the royalties payable thereon. Licensee shall concurrently forward to Licensor a Statement of the receipts for Products sold by sublicensees for which Licensee received royalty or other licensing fees from such sublicensees during the accounting period preceding the period in which each such statement is rendered, the aggregate in each category of deductions which have been made therefrom pursuant to Section 4(e) above, and the royalties payable thereon. Licensee shall simultaneously pay to Licensor the amount of royalties due.
          (j) The parties agree that any subsequent downward adjustments of Licensee’s and its sublicensees’ receipts from any particular sale of Products upon which royalties have been paid, due to Product failure or inadequacy, cancellation of purchase orders or contracts, or any other event causing Licensee to make a financial refund to its customers, either in whole or in part, will be credited against any future receipts on which royalties become payable.
     5. Sublicensing.
          (a) Licensee shall have the exclusive right under the Licensed Patents to grant sublicenses to others provided, however, that with respect to Products sold by any such sublicensee, Licensee shall pay to Licensor royalties equal to the royalties that would have been payable with respect to such Product sales had such sales been made by Licensee. The Net Sales Value of sales made by any sublicensees shall be aggregated with the Net Sales Value of Sales made by Licensee for determination of the applicable royalty rate payable pursuant to Section 4(a) or 4(b), as the case may be.
          (b) Licensee shall consult with Licensor regarding any prospective sublicensees. Notwithstanding the foregoing, the granting by Licensee of sublicenses under the Licensed Patents shall be in the sole discretion of Licensee, and Licensee shall have the sole power to determine whether or not to grant sublicenses, to whom such sublicensees shall be granted and the royalty rates and terms and conditions of such sublicenses.
     6. Assignment.
          (a) This Agreement and the licenses and rights hereunder are not assignable by either party without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that without obtaining Licensor’s consent, Licensee may assign its rights and obligations hereunder to a successor in interest who acquires substantially all of the business of Licensee whether by sale of substantially all of the assets, sale of stock, merger or other form or corporate reorganization.
          (b) This Agreement shall inure to the benefit of and be binding upon Licensor and Licensee, and their respective successors and assigns.
     7. Future Filings; Patent Expenses.
          (a) In the event that Licensee should wish Licensor to file any patent applications corresponding to any of the Licensed patents in specific countries other than those enumerated in Schedule A or file any patent applications on improvements and variations upon inventions disclosed in the Licensed Patents or other inventions in the field of nerve stimulation, it shall advise Licensor in writing, naming such countries or improvements, variations or inventions, as the case may be. Licensor shall thereupon file patent applications as requested. All such patent applications and patents shall be filed in the name of and, be the property of

Licensor and shall be included in the Licensed Patents. Licensee shall pay the reasonable expenses, including reasonable fees for patent counsel, for filing, prosecuting, and paying annuities or applicable maintenance fees on such requested patent applications, on any patent applications relating to the Technology pending as of the date thereof and shall pay the issuance fee of and any applicable maintenance fee on any patent issued thereon. In the event Licensee elects to discontinue pursuing any patent application or applications (whether or not such applications have been prepared or filed) it shall so notify Licensor in writing and Licensor shall discontinue pursuing such application or applications (or may pursue such application or applications at its own expense); provided, however, that Licensee shall pay the reasonable expenses, including reasonable fees for patent counsel, incurred prior to Licensee notifying Licensor of its election not to pursue an application or applications. Licensor further agrees that he will not file any patent applications relating to the Licensed Patents, the Technology or the field of nerve stimulation without the consent of Licensee; provided, however, that if such consent is withheld, Licensor may file such application but shall bear all expenses associated with such filing or any patent issuing thereon.
          (b) In the event that Licensee notifies Licensor that Licensee would like Licensor to file any patent applications pursuant to Section 7(a) and Licensor fails to take reasonable steps within a reasonable amount of time to prepare and file such application or applications, Licensee reserves the right hereunder to retain its own patent counsel to prepare and prosecute any such patent applications, and Licensor hereby agrees to assist and cooperate with Licensee’s patent counsel in the preparation and prosecution of such patent applications; provided, however, that notwithstanding Licensee’s retention of patent counsel, Licensee shall pay the reasonable fees of Licensor’s patent counsel actually incurred in connection with reviewing any patent applications prepared by Licensee’s patent counsel.
     8. Covenants.
          (a) Licensor shall promptly furnish Licensee with copies of all applications for Letters Patent licensed hereunder and shall keep Licensee promptly informed as to their prosecution, sending Licensee copies of Patent Office actions and amendments to such applications.
          (b) Licensor covenants that for the term of this Agreement he will use his best efforts to renew and maintain all Licensed Patents (at Licensee’s expense as provided in Section 7 hereof).
          (c) Licensor covenants that for the term of this Agreement he will not assign, license, pledge or compromise the Licensed Patents nor make any commitments or offers inconsistent with or in derogation of the rights created by this Agreement.
          (d) Licensee covenants that for the term of this Agreement it will use its best efforts to develop and market a Product or Products.
     9. Term. This Agreement shall expire at the earlier of (i) the end of the full term of each Letters Patent included in the Licensed Patents or (ii) at such time as all of the Licensed Patents shall have been declared invalid by any judicial decree, order or final judgment beyond further right of appeal; provided, however, that the license created hereby shall survive expiration of this Agreement as provided in Section 3(a) hereof.
     10. Termination.
          (a) This Agreement may be terminated by Licensee as follows:
     (i) For the first three (3) years of this Agreement, Licensee may terminate this Agreement without cause on the first, second or third anniversary of execution hereof by Licensee provided Licensee gives written notice to Licensor of its intention to terminate no later than sixty (60) days before such anniversary.
     (ii) If this Agreement is not terminated within the first three years as set forth above, this Agreement shall run for successive three-year periods starting from the third anniversary of execution thereof by Licensee and may not be terminated by Licensee without cause during such three-year periods but may be terminated without cause by Licensee at the end of each such three-year period provided Licensee gives notice of its intention to terminate no later than sixty (60) days before the expiration of such three-year period;
     (iii) In addition to the foregoing, this Agreement may be terminated by Licensee in the event that Licensor shall have materially breached any provision hereof, provided that Licensee shall first give written notice of its intention to terminate which notice shall state the grounds thereof and provided further that Licensor shall have sixty (60) days to cure any alleged breach.
          (b) This Agreement may be terminated by Licensor for cause only and provided that Licensor shall first give written notice of his intention to terminate which notice shall state the grounds thereof. Licensee shall have sixty (60) days from receipt of any such notice to cure any alleged breach. Subject to the provisions of Section 11 hereof, “Cause” for purposes of this Section 10(b) shall be defined as:
     (i) Failure of Licensee to make royalty payments as provided in Section 4 hereof;
     (ii) Failure to begin feasibility clinical studies of the Technology (such as would be permitted under the “Custom Devise” exemption of the United States Food and Drug Administration (“FDA”)) within one (1) year of the date hereof if stimulators developed and purchased from an independent producer are used or two (2) years from the date hereof if a stimulator developed by Licensee is used;
     (iii) Failure to begin formal clinical studies of the Technology (such as would be permitted under the Investigational Device Exemption of the FDA) within three (3) years from the date hereof;
     (iv) Failure to file a Pre-Market Approval Application with the FDA within six (6) years from the date hereof.

          (c) Upon termination of this Agreement pursuant to this Section 10, all licenses, rights, and obligations hereunder shall cease and terminate and Licensee shall immediately cease manufacturing and selling Products; provided, however, that the licenses and rights granted under Section 3 hereof shall continue as to all Products previously manufactured during the term of this Agreement, or actually in manufacture upon the date of termination, for the full terms of the Letters Patent under which such Product is manufactured, provided that royalties are paid with respect to such Products pursuant to Section 4 hereof.
     11. Force Majeure. The time by which, the conditions subsequent specified in Sections 10(b)(ii) — (iv) must be satisfied shall be extended for a period of time equal to the period of any delay resulting from delays or difficulties arising in connection with the clinical studies and/or obtaining requisite regulatory approval provided such delays or difficulties are due to events beyond the control of Licensee.
     12. Marketing Requirements. Licensee shall provide with all Products such notice or notices of the Licensed Patents reasonably contemplated to comply with the laws of the countries under which such Letters Patent have issued.
     13. Technical Assistance. Licensor shall assist, consult, and cooperate with Licensee in the development, design, engineering, manufacturing/testing and inspection of the Products. Licensor shall provide such assistance to Licensee at such times and for such duration as Licensee shall reasonably request, provided such assistance does not interfere with Licensor’s responsibilities as a faculty member of Temple University. For two (2) years from the date of this Agreement, such assistance shall be provided to Licensee without compensation (other than reimbursement of out-of-pocket expenses reasonably incurred in connection with providing such assistance). Following such initial two-year period, Licensor shall continue to provide such assistance as Licensee may reasonably request and shall be compensated therefor as provided in the separate consulting agreement executed concurrently herewith.
     14. Patent Enforcement. Licensee may bring any action for infringement of the Licensed Patents either in Licensor’s name alone or jointly with Licensor and Licensor agrees to assist Licensee in any such action upon Licensee’s request. Any such action brought by Licensee shall be solely at Licensee’s expense, and any amounts recovered thereby shall be divided between Licensee and Licensor as follows:
          (a) Licensee shall first recoup all expenses and legal fees expended in such action,
          (b) The amount recovered, net of Licensee’s expenses and fees as provided in Section 14(a), shall be divided eighty percent (80%) to Licensee and twenty percent (20%) to Licensor.
     15. Public Statements.
          (a) Licensor agrees not to publish or caused to be published any article, study, analysis, or other writing concerning the Technology or stimulation of the vagus nerve for the treatment of epilepsy and not to deliver or permit others to deliver any oral presentation prepared by Licensor containing information concerning the Technology or stimulation of the vagus nerve for the treatment of epilepsy (such writings and presentations being referred to as “Public Statements”) prior to the earlier of (i) three years from the date hereof, or (ii) the clinical investigators publishing or presenting the results of the clinical studies of the Technology conducted on the initial is patients. After such publication by the clinical investigators or three years, whichever is earlier, Licensor shall not, for the term of this Agreement, make any Public Statement without first obtaining the written consent of Licensee, which consent shall not be unreasonably withheld. The restrictions on Licensor’s right to make Public statements created by this Section 15(a) shall, terminate immediately in the event that all of the clinical investigators withdraw from the clinical study.
          (b) Licensee agrees that Licensor may have access to technical data generated in connection with scientific studies concerning the Technology conducted by or on behalf of Licensor and, subject to Section 15(a), may use such data in writings or oral presentations concerning the Technology. Licensee further agrees that Licensor will be named as a co-author in any article, study, analysis or other writing concerning the Technology if Licensor actively participated in the underlying research. Licensee further agrees that Licensor shall have the right to review any article, study, analysis or other writing prepared by or on behalf of Licensee prior to publication; provided, however, that Licensee reserves the right to publish or present any such article, study, analysis or writing notwithstanding Licensor’s objections thereto.
     16. General.
          (a) Modification. This Agreement may be modified only by a writing signed by each party.
          (b) Nonwaiver. The failure of any party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce any such provision.
          (c) Notices. Notices under this Agreement shall be sufficient only if mailed by certified or registered United States mail, return receipt requested, or personally delivered to the parties at their addresses first set forth above or as amended by notice pursuant to this subsection. Notice by mail shall be deemed received three (3) days after deposit.
          (d) Entire Agreement. This Agreement terminates the letter of intent between Licensor, Reese Terry, Cyberonics, Inc., a Texas corporation (“Cyberonics Texas”), as amended and assigned from Cyberonics Texas to Licensee, and supersedes all proposals, oral or written, all negotiations, conversations or discussions between or among the parties relating to this Agreement and all past course of dealing or industry custom. The terms and conditions of this Agreement shall prevail, notwithstanding any variance with the written instrument, submitted by any party.
          (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LICENSOR: DR. JACOB ZABARA

/s/ Jacob Zabara

LICENSEE: CYBERONICS, INC. a Delaware corporation

/s/ Reese S. Terry, Jr.

SCHEDULE A
UPDATED ATTACHMENT TO
JACOB ZABARA LICENSE AGREEMENT
December 31, 1991

Date
4,702,254	US	NeuroCybernetic Prosthesis	Oct. 27, 1987
4,867,164	US	NeuroCybernetic Prosthesis	Sept. 19, 1989
5,0258,807	US	NeuroCybernetic Prosthesis	June 25, 1991
577,549	Australia	NeuroCybernetic Prosthesis	March 3, 1989
1,259,379	Canada	NeuroCybernetic Prosthesis	September 12, 1989
0,156,854	Eurpoean	NeuroCybernetic Prosthesis	September 5, 1990
Austria, Belgium, Switzerland, Germany, France, United
Kingdom, Liechtenstein, Luxembourg, Netherlands, Sweden
503,504/84	Japan	Application Number	September 11, 1984